Exhibit (b)(4)

                                      SCUDDER VALUE SERIES, INC.

         On May 15, 2002, the Board of Directors of Scudder Value Series, Inc., (the "Fund"), a Maryland corporation, adopted the following resolution amending the By-Laws of the Fund to read as follows:

         RESOLVED, that Article V of the Fund's By-Laws shall be amended and restated to read as follows:

                          INDEMNIFICATION AND INSURANCE


         Section 1. Indemnification of Directors, Officers and Members of the Advisory Board. Any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former Director, officer or member of any Advisory Board of the Corporation, or is or was serving while a Director, officer or member of any Advisory Board of the Corporation at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding to the full extent permissible under the Maryland General Corporation Law, the Securities Act of 1933 and the 1940 Act, as such statutes are now or hereafter in force, except that such indemnity shall not protect any such person against any liability to the Corporation or any stockholder thereof to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct").

         SECTION 2. Advances. The Corporation shall advance expenses to its current and former Directors, officers or members of any Advisory Board; provided, however, (1) the person seeking the advance of expenses shall provide a security in form and amount acceptable to the Corporation; (2) the Corporation is insured against losses arising by reason of the advance; or (3) a majority of a quorum of Directors of the corporation who are neither "interested persons" as defined in
         Section 2(a)(19) of the 1940 Act, as amended, nor parties to the proceeding ("disinterested non-party Directors") or independent legal counsel, in a written opinion, shall determine, based on a review of facts readily available to the Corporation at the time the advance is proposed to be made, that there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

         SECTION 3. Procedure. At the request of any current or former Director, officer or Advisory Board member, or any employee or agent whom the Corporation purposes to indemnify, the Board of Directors shall determine, or cause to be determined, in a manner consistent with the Maryland General Corporation Law, the Securities Act of 1933


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         and the 1940 Act, as such statutes are now or hereafter in force, whether the standards required by this Article V have been met; provided, however, that indemnification shall be made only following:
         (a) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct; or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by, (i) the vote of a majority of a quorum of disinterested non-party Directors, or (ii) an independent legal counsel in a written opinion.

         SECTION 4. Indemnification of Employees and Agents. Employees and agents who are not officers, Directors or Advisory Board members of the Corporation may be indemnified, and reasonable expenses may be advanced to such employees or agents, to the extent permissible under the Maryland General Corporation Law, the Securities Act of 1933 and the 1940 Act, as such statutes are now or hereafter in force, and to such further extent, consistent with the foregoing, as may be provided by action of the Board of Directors or by contract.

         SECTION 5. Other Rights. The indemnification and advancement of expenses provided by this Article V shall not be deemed exclusive of any other right, in respect of indemnification or otherwise, to which those seeking such indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested Directors or otherwise, both as to action by a Director or officer of the Corporation in his official capacity and as to action by such person in another capacity while holding such office or position, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         SECTION 6. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, Advisory Board member, employee or agent of the Corporation, or who, while a Director, officer, Advisory Board member, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary or another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, provided that no insurance may be obtained by the Corporation for liabilities against which it would not have the power to indemnify him under this Article V or applicable law.

         SECTION 7. Constituent, Resulting or Surviving Corporations. For the purposes of this Article V, references to the "Corporation" shall include all constituent corporations absorbed in a consolidation or merger as well the resulting or surviving corporation so that any person who is or was a Director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under this Article V with respect to the


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         resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 21st day of May 2002.


                                            /s/John Millette
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                                            John Millette, Secretary